Exhibit 99.1

News Release

For information contact:

Doug Pike (investor relations), 713-309-7141

Susan Moore (media), 713-652-4645

FOR IMMEDIATE RELEASE

Equistar Chemicals Successfully Completes Financing Plan

HOUSTON, December 17, 2003 – Equistar Chemicals, LP announced today the completion of a new $450 million, four-year, accounts receivable sales facility and a new $250 million, four-year, inventory-based revolving credit facility. These facilities replace Equistar’s previous $100 million accounts receivable sales agreement as well as a $354 million revolving credit facility. Equistar believes that the new facilities will have the advantages of providing more liquidity, more financial flexibility and lower-cost funding than the previous credit facility.

Had these facilities been in place as of September 30, 2003, the aggregate amount of funds available under these facilities would have been approximately $540 million versus the $454 million provided under the previous agreements. The average interest rates on these new facilities are modestly less than those of the previous revolving credit facility.

With the completion of these actions, Equistar is no longer subject to the quarterly financial ratio covenant tests required under the previous credit facility. However, after March 30, 2005 there will be one ratio test which, if not met, would reduce availability under the new facilities by $25 million versus the availability prior to that date. Additionally, the remaining covenants under the new facilities are generally no more restrictive than those contained in Equistar’s previous credit facility, and there are no ratings triggers in either of the new facilities.

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Equistar Chemicals, LP, headquartered in Houston, Texas, is a joint venture between Lyondell Chemical Company and Millennium Chemicals Inc. and combines their olefins, polymers and oxygenated chemicals businesses. Equistar is one of the world’s largest producers of ethylene, propylene and polyethylene and a leading producer of ethylene oxide, ethylene glycol, specialty polymers, wire and cable resins, and polyolefin powders. Equistar was formed in December 1997 and has 16 manufacturing sites located primarily along the U.S. Gulf Coast and in the Midwest.